LICENSE AGREEMENT
                                     BETWEEN
                                 RUSSELL TWIFORD
                                       AND
                                  TEXXON, INC.

     THIS LICENSE AGREEMENT ("Agreement") is entered into by and between RUSSELL TWIFORD ("TWIFORD") and TEXXON, INC. ("TEXXON").

     WHEREAS, TWIFORD owns all the rights, titles and interests in and to those certain precious metals technologies and processes, together with all improvements, modifications, and changes heretofore and hereafter made by TWIFORD while this Agreement remains in effect and any and all other intellectual property rights therein, together with any and all patents, patent applications and patent rights (if any such rights ever exist or such applications shall ever be filed ("Invention"); and

     WHEREAS, TEXXON desires to acquire, and TWIFORD desires to grant to TEXXON, an exclusive worldwide license to use, exploit and practice the Invention, to design, develop and manufacture products that incorporate the Invention and to make, market, commercialize, sell, distribute and use the License Products on a worldwide basis, subject only to the existing rights to use the Invention which TWIFORD has heretofore granted and which remain outstanding, as reflected in Exhibit A hereto.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties agree as follows.

                               I. GRANT OF LICENSE

     1.01 License. Subject only to the existing rights of others in the Invention which have heretofore been granted by TWIFORD and which remain in effect as reflected in Exhibit A hereto, TWIFORD hereby grants to TEXXON, and TEXXON hereby accepts from TWIFORD, an exclusive worldwide License to do the following, upon the terms and conditions herein specified.

     (i)  Use, exploit and practice the Invention; and

     (ii) Design,   develop,   improve,   and  assist  TWIFORD  in  the  design,
          development and improvement of the Invention; and

     (iii)Make, market, commercialize, sell and use products extracted, refined and produced as a result of the use of the Invention; and

     (iv) Sublicense and contract with others to provide services in connection with the Invention.





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     1.02 Ownership of the Invention.  The parties acknowledge that TWIFORD owns the exclusive rights in and to the Invention. TWIFORD grants, bargains, assigns, conveys and delivers all of TWIFORD's rights, titles and interest in the Invention to TEXXON in the event of TWIFORD's death or legal incapacity. The parties intend that this assignment shall be self-executing and shall take effect immediately at the time of TWIFORD's death or legal incapacity, without any further action on the part of anyone.

     1.03 Requirements of TWIFORD. TWIFORD agrees to provide consulting and other assistance to TEXXON in the design, development and improvement of the Invention and to provide consulting services for and cooperation with engineers, consultants and other contractors and representatives of TEXXON in an effort to maximize the efficiency and improve the quality of the Invention as it relates to the extraction, refinement, marketing and promotion of precious metals using the Invention.

     1.04 Reservation of Rights. TWIFORD reserves the right to make, use and further develop the Invention and to practice the Invention for his own personal, educational and research purposes; but he agrees that he will not permit others to make commercial use of the Invention, except through TEXXON or its authorized representatives and except as set forth in Exhibit A hereto.

     1.05 Sublicensing by TEXXON. TEXXON has the right, to grant sublicense, distribution, manufacturing and marketing rights to third parties in its sole discretion upon terms and conditions it deems appropriate.

     1.06 Commercial Distribution of Licensed Products. The License rights granted hereunder entitle TEXXON to make, use, sell, practice, exploit and distribute the Invention and to permit its affiliates, subsidiaries, permitted assigns and authorized contractors to do the same, and to sell products produced using the Invention through any and all channels of commerce.

                                II. COMPENSATION

     2.01 License Fee. TEXXON agrees to pay TWIFORD $500,000 in cash upon the consummation of one or more funding transactions resulting in the receipt by TEXXON or its successors in interest of at least $2,000,000.

     2.02 Royalty. TWIFORD shall receive a five percent (5%) net smelter royalty, to be defined as 5% of any payment received from any entity, refiner, smelter or buyer of concentrates, salts or metal form, including but not limited to metal sponge of the precious metals, or of any sale of precious metals in any form, recovered from ores using the Invention developed by TWIFORD or from any derivation of the Invention less transportation costs if paid by Seller.





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                            III. TERM AND TERMINATION

     This Agreement shall become effective as of the date executed and shall continue in effect in perpetuity or until the law requires termination. It is the intention of the parties that the rights granted hereby shall remain in effect for as long as the law permits.

                         IV. PROTECTION OF THE INVENTION

     4.01 Preservation of the Invention. The parties understand and agree not to file for protection of the Invention under patent or other similar laws in order to preserve the confidentiality thereof, unless the circumstances require registration to preserve and protect the ownership and proprietary rights relating to the Invention.

     4.02 Recording the Invention. TWIFORD agrees to record all parts and specifications of the Invention and all improvements therein at least as frequently as each month in a form, which any certified metallurgist would know how to use and operate to the Board of Directors of TEXXON, who agree to preserve and protect the confidentiality thereof in the manner TEXXON determines to be appropriate, for example, using a bank safety deposit box accessible only by the Chairman. The Board of Directors of TEXXON or its successor shall approve the terms of any bank deposit arrangement.

     4.03 Patent Applications. In the event it shall become necessary or advisable to make application for patent protection, the parties agree to cooperate with each other to prosecute, pursue and maintain the US Patent Applications and all other patent applications relating to the Invention and to use their best, good faith, diligent efforts to secure patents in the US and in such other jurisdictions as the parties mutually agree and to protect all the Patent Rights and intellectual property rights relating thereto. TWIFORD agrees to cooperate and coordinate with TEXXON on such filings and provide copies of material documents relevant to any such filings in sufficient time to review and comment upon such documents before filed. All attorneys' fees and expenses, filing fees and other costs of preparing, filing and prosecuting such patent applications issuance shall be the responsibility of TEXXON.

                               V. CONFIDENTIALITY

     5.01 Confidentiality Agreement. Except as provided in Paragraph 5.02 below, TEXXON has entered into a Confidentiality Agreement with TWIFORD prior to the date hereof. The obligation of confidentiality thereunder shall continue in accordance therewith; provided however, the obligation of confidentiality shall not apply to information, which is:

     (i) In the public domain or which becomes generally available to the public through no fault of the receiving party; or

     (ii) Already known to or in the possession of the receiving party prior to disclosure by the disclosing party; or

     (iii)Disclosed on a non-confidential basis from a third party having the right to make such a disclosure; or Independently developed by the receiving party (by activity not associated with the Patent Rights); or




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     (iv) Not in fact confidential, proprietary or competitively sensitive; or

     (v)  Required to be disclosed by law or governmental order.

     5.02 Authorized Disclosures. The terms of the Confidentiality Agreement are hereby amended, so that TWIFORD hereby consents to the disclosure of any and all information by TEXXON or its successors and permitted assigns as shall be necessary for them to operate the business of extracting, processing, and refining precious metals from sand and other ores.

                                VI. INFRINGEMENT

     6.01 Third Party Infringement of Patent Rights. TEXXON and TWIFORD shall promptly provide written notice to the other party of any alleged infringement by a third party of the intellectual property rights relating to the Invention and provide the other party with any available evidence of such infringement. In the event there is good reason to believe infringement of any of those rights is occurring, the parties will jointly take prompt action to abate or settle such infringement. Either party shall have the right to institute an action in its own name in so far as permitted by law to abate the infringement and may join the other as a party plaintiff.

     6.02 Enforcement and Defense. TEXXON shall have the right to prosecute and defend, at its own expense and utilizing counsel of its choice, any claim of infringement of or challenge to the validity of the Invention. Each party shall promptly provide the other party with copies of all material documents in such proceedings. No settlement, consent judgment or other voluntary final disposition of any such suit may be entered into without the written consent of both parties hereto, which consent shall not unreasonably be withheld.

     6.03 Cooperation. In any suit to enforce or defend the Invention pursuant to this Agreement, each party shall cooperate in all respects with the other and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

     6.04 Infringement Claims. Each party shall promptly notify the other upon receipt of any information regarding any proceedings commenced or threatened against either party or any purchaser of a product produced using the Invention on the ground that the manufacture, use, sale or possession of the product is an infringement of any third party's intellectual property rights.

                        VII. WARRANTIES AND INDEMNITIES

     7.01 General Representations. Each party represents and warrants to the other that:

     (i) It has all requisite authority and power to enter into and perform its obligations under this Agreement;





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     (ii) The  person who has  executed  this  Agreement  for such party has all requisite authority to do so for and on behalf of that party; and


     (iii)This Agreement is valid, binding and enforceable in accordance with its terms.

     7.02 Disclaimers. Nothing in this Agreement shall be construed as:

     (i) A warranty or representation by TWIFORD as to the validity or scope of the Invention, except that TWIFORD reasonably believes that the Invention does not infringe the rights of others; or

     (ii) A warranty or representation by TWIFORD that anything made, used, sold, or otherwise disposed of through the License granted herein is or will be free from infringement of patents, copyrights, trademarks, or other proprietary rights of third parties.

                              VIII. INDEMNIFICATION

     8.01 Indemnification. Each party agrees to indemnify, defend and hold harmless the other party and its directors, officers, employees, agents and representatives, and their respective successors, heirs and assigns ("Indemnities"), against any liability, damage, loss or expenses (including reasonable attorneys' fees and expense of litigation) incurred by or imposed upon it in connection with any claims, suits, actions, demands or judgments arising out of any theory of law arising by reason of a breach of its duties hereunder. With respect to infringement by the Invention of third party intellectual property rights, each party understands and agrees that each is entering into this Agreement reasonably believing that the Invention does not infringe the rights of others, but no assurance is given by either party to that effect. Each party shall give prompt written notice to the other of the commencement of any action, suit, or proceeding for which indemnification may be sought and shall cooperate reasonably with the other in the defense and prosecution thereof. Neither party may settle any such dispute where the settlement adversely affects the rights of the other without the written consent of the other.

     8.02 Disclaimer. TWIFORD MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, EXCEPT TO THE EXTENT THAT TWIFORD OWNS THE INVENTION AND THE INTELLECTUAL RIGHTS RELATING THERETO AND THAT TWIFORD REASONABLY BELIEVES THAT INVENTION AND THE INTELLECTUAL PROPERTY RIGHTS RELATED THERETO DO NOT INFRINGE ANY RIGHTS OF ANY OTHER PERSON OR ENTITY

                                IX. MISCELLANEOUS

     9.01 Provisions Contrary to Law. The parties agree to comply with all laws, rules and regulations applicable to the performance of their obligations hereunder.





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     9.02  Notices.  Any  notice  may  be  initially  given  by  facsimile  with confirmation required or permitted to be given by this License by prepaid, first class, registered or certified mail addressed as set forth below unless changed by notice so given. Such notices properly addressed shall be effective upon receipt by the party to whom notice is sent.

     9.03 Dispute Resolution. The parties agree to use good faith reasonable diligence to seek to resolve all disputes by mutual agreement. All disputes arising hereunder not resolved by mutual agreement shall be resolved by binding arbitration conducted in English in Tulsa, Oklahoma in accordance with the Commercial Rules of Arbitration of the American Arbitration Association. The parties' agree to be fully and finally bound by a decision made in arbitration. Each party agrees to submit to and not contest personal jurisdiction or venue in Tulsa County, Oklahoma. The prevailing party in any such proceeding shall be entitled to be awarded its attorneys' fees and expenses, enforcement costs and such other relief as the court of competent jurisdiction shall award.

     9.04 Force Majeure. Neither party to this Agreement shall be liable for delay or failure in the performance of any of its obligations hereunder, except for the payment of money, if such delay or failure is due to causes beyond its reasonable control. The party affected by a force majeure event shall use its good faith diligent efforts to remedy such event as soon as reasonably possible.

     9.05 Assignments. This Agreement may not be assigned by either party without the written prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, TEXXON may assign this Agreement and all its rights and obligations hereunder to TEXXON, INC. or to any affiliate or to a successor of all or substantially all of its business. TEXXON shall provide TWIFORD notice of any such assignment. Assignees of this Agreement may also assign this Agreement in the manner described above. Assignees are bound by all the obligations of this Agreement. The parties hereto agree that each is acting as an independent contractor and not as an agent of the other or as joint venturers.

     9.06 Waivers and Modifications. The failure of any party to insist on the performance of any obligation hereunder shall not act as a waiver of such obligation. No waiver, modification, release, or amendment of any obligation under this Agreement shall be valid or effective unless in writing and signed by both parties hereto.

     9.07 Successors in Interest. This Agreement shall inure to the benefit of and be binding on the parties' permitted assigns, successors in interest, and subsidiaries.

     9.08 Choice of Law and Jurisdiction. This Agreement is subject to and shall be construed and enforced in accordance with the laws of Oklahoma.

     9.09 Entire Agreement. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement.






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     IN WITNESS WHEREOF,  the parties have duly executed this Agreement the 22nd day of February 2001.



         / s / Russell Twiford
         ------------------------
         Russell Twiford
         Individually




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                                    EXHIBIT A

               DESCRIPTION OF OUTSTANDING RIGHTS IN THE INVENTION

     The following is a complete description of all rights that have been granted orally or in writing to use the Invention in any manner whatsoever:


     Global Platinum + Gold, Inc.
     PGM CORPORATION
     U. S. Power Systems
     Twiford Exploration
     International Metal Research Corporation
     Scientific Resource Technology, Ltd.
     Galleon Technology & Development Corp.



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